Exhibit 21

                         Subsidiaries of the Registrant

    At February 28, 1999, Thermo Vision Corporation owned the following companies:

          Name                    State or               Registrant's
                               Jurisdiction of               % of
                                Incorporation              Ownership
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Centro Vision, Inc.               Delaware                    100%
CID Technologies Inc.             New York                    100%
Hilger Crystals Limited        United Kingdom                 100%
Laser Science, Inc.               Delaware                    100%
Oriel Instruments                 Delaware                    100%
Corporation
Thermo Vision Opticon             Delaware                    100%
Corporation